Exhibit 10.24

April 30, 2021

Selina Tobaccowala

Re:	Directorship

Dear Selina:

On behalf of Voltus, Inc. (the “Company”), I thank you for agreeing to be a member of the Company’s Board of Directors (the “Board”). The Company looks forward to your expertise as it grows and strives to bring substantial value to its stakeholders. This offer letter (this “Offer’) confirms the understanding and agreement between you and the Company with respect to your role as a director of the Company (a “Director”).

1.	Tenure. You will be appointed as a Director as soon as practicable after the date hereof (the “Appointment Date”) and your tenure as a Director will continue in accordance with the Company’s Certificate of Incorporation, Bylaws, stockholder agreements and the Delaware General Corporation Law, as amended (the “DGCL”).

2.	Responsibilities and Duties.

a.	Position. Subject to the terms and provisions of this Offer and the DGCL, you hereby agree to serve as a Director. You shall perform such duties and responsibilities as are normally related to such position in accordance with the Company’s Certificate of Incorporation and Bylaws and the DGCL, including, without limitation, providing the Company with fiduciary oversight, strategic guidance, and organizational planning (collectively, the “Services”). You agree to use your best efforts to provide the Services.

b.	Other Activities. You may be employed by another entity, may serve on other boards of directors or advisory boards, and may engage in any other business activity, as long as such outside activities do not violate your obligations under the DGCL, or your fiduciary obligations to the Company and its stockholders.

3.	Compensation. As full and complete recognition for your time and contributions as a Director, you shall be compensated as follows:

a.	Cash Payment. The Company shall pay you an annual cash retainer for your service as a Director in an amount equal to $40,000, pro-rated for any partial calendar year of service (the “Annual Cash Retainer”). The Annual Cash Retainer will be paid in quarterly payments in arrears promptly following the end of each calendar quarter. The foregoing cash compensation will be superseded and replaced in its entirety by any non-employee director compensation policy that is adopted by the Company (or its successor) in connection with its first public offering of its securities or at any time once the Company’s (or its successor’s) securities are listed on a nationally recognized stock exchange (e.g., Nasdaq, NYSE, etc.).

b.	Equity Award. In connection with entering into this offer letter, following the Appointment Date, the Company will recommend to the Board that it grant you an option to purchase 47,990 shares of the Company’s common stock (the “Stock Option”), which as of the date hereof would represent 0.25% of the Company’s capitalization on a fully diluted, as-converted basis, at a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined by the Board in its sole discretion), provided that you are serving as a Director on the date of grant. Subject to your continued service as a Director through the applicable vesting date, 25% of the shares underlying the Stock Option will vest on the first anniversary of the Appointment Date and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter. The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan (the “Plan”) and a stock option agreement to be entered into between you and the Company.

c.	Taxes, Etc. You shall bear sole responsibility for payment on your behalf of any federal, state, and local income tax withholding, social security taxes, or any other tax applicable to your cash and equity compensation hereunder.

4.	Reimbursement of Expenses. The Company will reimburse you for all reasonable travel and other expenses incurred in the performance of your duties on behalf of the Company. Reimbursement will be made upon the submission of a written itemized expense claim and proper supporting documentation within a reasonable time after such expenses have been incurred and in accordance with the Company’s policies and procedures.

5.	Indemnification. The Company shall indemnify and defend you against any liability incurred in connection with your performance of the Services as a Director hereunder to the fullest extent authorized by the DGCL and the Company’s Certificate of Incorporation and Bylaws. The Company has purchased Director’s and Officer’s liability insurance, and you shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and officers, subject to the terms and conditions of such policies, against all costs, charges, and expenses in connection with any action, suit, or proceeding to which you may be made a party by reason of your affiliation with the Company or affiliates.

[Signature page follows.]

Once again, I would like to express our gratitude for your enthusiasm and commitment to the Company, and it is with great excitement that we welcome you to jointly enter this period of rapid growth and accomplishment for our business.

Very truly yours,

/s/ Gregg Dixon, CEO
Gregg Dixon, CEO

ACCEPTED AND AGREED TO
AS OF THE DATE BELOW:

/s/ Selina Tobaccowala
Selina Tobaccowala

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